Exhibit 99.1

NEWS RELEASE

For Immediate Release
Tuesday, October 31, 2023

INVESTOR CONTACT:	MEDIA CONTACT:
Greg Peterson	Rachel Potts
VP, Investor Relations	VP, Chief Communications Officer
770-232-8229	678-654-7719
greg.peterson@agcocorp.com	rachel.potts@agcocorp.com

AGCO REPORTS THIRD-QUARTER RESULTS
•Record third quarter net sales of $3.5 billion
•Third quarter operating margin of 12.3%; year-to-date operating margin over 12%
•Raises full-year operating margin and earnings per share outlook

    DULUTH, GA – October 31st – AGCO, Your Agriculture Company (NYSE: AGCO), a global leader in the design, manufacture and distribution of agricultural machinery and precision ag technology, reported its results for the third quarter ended September 30, 2023. Net sales for the third quarter were approximately $3.5 billion, an increase of 10.7% compared to the third quarter of 2022. Excluding favorable foreign currency translation of 3.5%, net sales in the quarter increased 7.2% compared to the third quarter of 2022. Reported net income was $3.74 per share for the third quarter of 2023, and adjusted net income(1), which excludes restructuring expenses, transaction-related costs and costs related to a completed divestiture, was $3.97 per share. These results compare to reported net income of $3.18 per share and adjusted net income(1), which excluded restructuring expenses, of $3.18 per share for the third quarter of 2022.

    “Robust demand for our technology-rich products, driven by healthy crop production, favorable farm economics and an improving supply chain, generated record third quarter results,” stated Eric Hansotia, AGCO’s Chairman, President and Chief Executive Officer. “The continued success of our Farmer-First strategy, focused on growing our precision ag business, globalizing a full-line of our Fendt branded products and expanding our parts and service business, is generating strong growth in these margin-rich businesses and helping position AGCO for another record year.”

“Furthering our Farmer-First mindset, we recently announced the planned acquisition of Trimble’s ag assets and technologies through the formation of a joint venture with Trimble. We believe that this transaction, when combined with our existing solutions, will strengthen our precision ag leadership position and create a global leader in mixed-fleet precision ag. This transaction should significantly enhance AGCO’s technology stack with disruptive technologies that cover every aspect of the crop cycle, which ultimately helps us better serve farmers no matter what brand they use and accelerates AGCO’s strategic transformation,” Hansotia added.

Third Quarter Highlights
•Reported regional sales results(2): Europe/Middle East (“EME”) +14.2%, North America +3.4%, South America +26.0%, Asia/Pacific/Africa (“APA”) (16.9)%
•Constant currency regional sales results(1)(2)(3): EME +9.3%, North America +3.0%, South America +18.5%, APA (15.3)%

•Regional operating margin performance: EME 12.6%, North America 14.9%, South America 20.8%, APA 9.2%
(1) See reconciliation of non-GAAP measures in appendix.
(2) As compared to third quarter 2022.
(3) Excludes currency translation impact.

Net sales for the first nine months of 2023 were approximately $10.6 billion, an increase of 21.2% compared to the same period in 2022. Excluding unfavorable currency translation impacts of 0.7%, net sales for the first nine months of 2023 increased 21.9% compared to the same period in 2022. For the first nine months of 2023, reported net income was $11.10 per share, and adjusted net income(1), which excludes restructuring expenses, transaction-related costs, costs related to a completed divestiture and an estimated cost of participation in a Brazilian income tax amnesty program, was $11.77 per share. These results compare to reported net income of $7.58 per share, and adjusted net income, excluding restructuring expenses, impairment charges and other related items, of $7.95 per share, for the first nine months of 2022.

Market Update

	Industry Unit Retail Sales
	Tractors	Combines
Nine Months Ended September 30, 2023	Change from Prior Year Period	Change from Prior Year Period
North America(4)	(2)%	23%
South America	(8)%	(20)%
Western Europe(5)	(2)%	30%
(4) Excludes compact tractors.
(5) Based on Company estimates.
    “Increased crop production in the Northern hemisphere and strong yields in Brazil are driving higher grain inventories and weighing on commodity prices,” stated Hansotia. “While still at supportive levels, the lower commodity prices and a fleet age that is now trending younger are causing farmers to become more selective about their equipment and technology investments.”

    Global industry production and retail tractor sales were down modestly in the first nine months of 2023 compared to last year's elevated levels with lower sales of smaller equipment more than offsetting increased sales of larger equipment. Industry retail sales for tractors in North America were down approximately 2% in the first nine months of 2023 compared to last year. The decline was driven by weaker sales in smaller tractors partially offset by improved sales of high-horsepower tractors, which increased approximately 10% in the first nine months of 2023 compared to the same period in 2022. North America industry retail tractor demand for 2023 is expected to be down modestly compared to 2022. Industry retail sales for combines in North America increased significantly in the first nine months of 2023 compared to 2022 due mainly to improving supply chains.

    South American industry tractor retail sales decreased 8% during the first nine months of 2023 compared to 2022 levels. Retail demand in Brazil was negatively affected by the depletion of the government subsidized loan program prior to its June 30th fiscal year end. Healthy farm income, supportive exchange rates and continued expansion in planted acreage in Brazil are driving increased investments in high-tech farm equipment. Weaker smaller equipment demand due to financing delays is being partially offset by strong demand for large equipment resulting in an outlook of modestly lower demand for the South American tractor industry in 2023 compared to strong levels last year.

In Western Europe, industry retail tractor sales decreased approximately 2% in the first nine months of 2023 compared to strong levels in the same period of 2022. Lower commodity prices and political uncertainty are making farmers more cautious. Significant declines in Italy and Spain were mostly offset by higher industry sales in Germany, the United Kingdom and France. Farmer sentiment in the region continues to be negatively affected by the conflict in Ukraine, and input cost inflation and full year retail tractor demand is expected to decline modestly compared to 2022. Industry retail sales for combines in Western Europe increased significantly in the first nine months of 2023 compared to 2022 due to supply chain constraints experienced in 2022.

Regional Results
AGCO Regional Net Sales (in millions)

Three Months Ended September 30,	2023	2022	% change from 2022	% change from 2022 due to currency translation(6)	% change excluding currency translation
North America	$941.1	$910.5	3.4%	0.4%	3.0%
South America	719.8	571.2	26.0%	7.5%	18.5%
Europe/Middle East	1,586.9	1,390.1	14.2%	4.9%	9.3%
Asia/Pacific/Africa	207.7	249.8	(16.9)%	(1.6)%	(15.3)%
Total	$3,455.5	$3,121.6	10.7%	3.5%	7.2%

Nine Months Ended September 30,	2023	2022	% change from 2022	% change from 2022 due to currency translation(6)	% change excluding currency translation
North America	$2,861.0	$2,351.4	21.7%	(0.2)%	21.9%
South America	1,822.2	1,446.8	25.9%	2.5%	23.4%
Europe/Middle East	5,281.5	4,260.8	24.0%	(1.4)%	25.4%
Asia/Pacific/Africa	647.0	693.5	(6.7)%	(4.4)%	(2.3)%
Total	$10,611.7	$8,752.5	21.2%	(0.7)%	21.9%
(6) See Footnotes for additional disclosures.
North America
    Net sales in the North American region increased 21.9% in the first nine months of 2023 compared to the same period of 2022, excluding the negative impact of currency translation. The growth resulted primarily from increased sales of high-horsepower tractors, application equipment, and combines along with the positive effects of pricing to mitigate inflationary cost pressures. Income from operations for the first nine months of 2023 was approximately $160.6 million higher with operating margins expanding nearly 400 basis points compared to the same period in 2022. Operating income benefited from higher sales and production, positive net pricing and a favorable sales mix.

South America
    South American net sales grew 23.4% in the first nine months of 2023 compared to the same period of 2022, excluding the impact of favorable currency translation. Strong sales growth in Brazil drove most of the increase. Increased sales of high horsepower, higher margin tractors, as well as elevated sales of Momentum planters and favorable pricing drove most of the increase. Income from operations in the first nine months of 2023 grew by approximately $131.6 million compared to the same period in 2022, and operating margins were 20.3%. The improved South America results reflect the benefit of higher sales and production as well as a favorable sales mix.

Europe/Middle East
    Europe/Middle East net sales increased 25.4% in the first nine months of 2023 compared to the same period in 2022, excluding unfavorable currency translation. The improvement was driven by increased sales of high-

horsepower tractors, utility tractors and parts along with favorable pricing. Strong growth in Turkey, Germany and France accounted for most of the increase. Income from operations improved $268.3 million and operating margins expanded 300 basis points in the first nine months of 2023, compared to the same period in 2022 as a result of higher sales and production.

Asia/Pacific/Africa
    Net sales in Asia/Pacific/Africa decreased (2.3)%, excluding the negative impact of currency translation, in the first nine months of 2023 compared to the same period in 2022. Lower sales in Japan were mostly offset by higher sales in Australia and China. Income from operations declined by approximately $39.5 million in the first nine months of 2023 compared to the same period in 2022 due primarily to lower sales, a weaker mix of sales and higher logistics costs.

Outlook

    AGCO’s net sales for 2023 are expected to be approximately $14.7 billion, reflecting improved sales volumes and pricing. Gross and operating margins are projected to improve from 2022 levels, reflecting the impact of higher sales and production volumes as well as pricing and a favorable sales mix. These improvements are expected to fund increases in engineering and other technology investments to support AGCO’s precision agriculture and digital initiatives. Based on these assumptions, 2023 reported earnings per share are targeted at approximately $15.08 and adjusted earnings per share at approximately $15.75(1).

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    AGCO will host a conference call with respect to this earnings announcement at 10 a.m. Eastern Time on Tuesday, October 31. The Company will refer to slides on its conference call. Interested persons can access the conference call and slide presentation via AGCO’s website at www.agcocorp.com in the “Events” section on the “Company/Investors” page of the website. A replay of the conference call will be available approximately two hours after the conclusion of the conference call for 12 months following the call. A copy of this press release will be available on AGCO’s website for at least 12 months following the call.

* * * * *

Safe Harbor Statement

    Statements that are not historical facts, including the projections of earnings per share, production levels, sales, industry demand, market conditions, commodity prices, currency translation, farm income levels, margin levels, strategy, investments in product and technology development, new product introductions, restructuring and other cost reduction initiatives, production volumes, tax rates and general economic conditions, are forward-looking and subject to risks that could cause actual results to differ materially from those suggested by the statements. The following are among the factors that could cause actual results to differ materially from the results discussed in or implied by the forward-looking statements.
•Our financial results depend entirely upon the agricultural industry, and factors that adversely affect the agricultural industry generally, including declines in the general economy, adverse weather, tariffs, increases in farm input costs, lower commodity prices, lower farm income and changes in the availability of credit for our retail customers, will adversely affect us.
•We recently announced the proposed acquisition of the ag assets and technologies of Trimble through the formation of a joint venture of which we will own 85%. This is a substantial acquisition for us, and it will require us to incur substantial indebtedness. All acquisitions involve risk, and there is no certainty that this acquisition will close, that we will be able to obtain the desired financing, that our increased leverage will not adversely impact our remaining business, or that the acquired business will operate as expected following closing. Each of these items, as well as similar acquisition-related items, would adversely impact our performance.

•A majority of our sales and manufacturing takes place outside the United States, and many of our sales involve products that are manufactured in one country and sold in a different country. As a result, we are exposed to risks related to foreign laws, taxes and tariffs, trade restrictions, economic conditions, labor supply and relations, political conditions and governmental policies. These risks may delay or reduce our realization of value from our international operations. Among these risks are the uncertain consequences of Brexit and tariffs imposed on exports to and imports from China.
•We cannot predict or control the impact of the conflict in Ukraine on our business. Already it has resulted in reduced sales in Ukraine as farmers have experienced economic distress, difficulties in harvesting and delivering their products, as well as general uncertainty. There is a potential for natural gas shortages, as well as shortages in other energy sources, throughout Europe, which could negatively impact our production in Europe both directly and through interrupting the supply of parts and components that we use. It is unclear how long these conditions will continue, or whether they will worsen, and what the ultimate impact on our performance will be. In addition, AGCO sells products in, and purchases parts and components from, other regions where there could be hostilities. Any hostilities likely would adversely impact our performance.
•Most retail sales of the products that we manufacture are financed, either by our joint ventures with Rabobank or by a bank or other private lender. Our joint ventures with Rabobank, which are controlled by Rabobank and are dependent upon Rabobank for financing as well, finance approximately 50% of the retail sales of our tractors and combines in the markets where the joint ventures operate. Any difficulty by Rabobank to continue to provide that financing, or any business decision by Rabobank as the controlling member not to fund the business or particular aspects of it (for example, a particular country or region), would require the joint ventures to find other sources of financing (which may be difficult to obtain), or us to find another source of retail financing for our customers, or our customers would be required to utilize other retail financing providers. As a result of the recent economic downturn, financing for capital equipment purchases generally has become more difficult in certain regions and in some cases, can be expensive to obtain. To the extent that financing is not available or available only at unattractive prices, our sales would be negatively impacted. In addition, Rabobank also is the lead lender in our revolving credit facility and term loans and for many years has been an important financing partner for us. Any interruption or other challenges in that relationship would require us to obtain alternative financing, which could be difficult.
•Both AGCO and our finance joint ventures have substantial accounts receivable from dealers and end customers, and we would be adversely impacted if the collectability of these receivables was less than optimal; this collectability is dependent upon the financial strength of the farm industry, which in turn is dependent upon the general economy and commodity prices, as well as several of the other factors listed in this section.
•We have experienced substantial and sustained volatility with respect to currency exchange rate and interest rate changes, which can adversely affect our reported results of operations and the competitiveness of our products.
•Our success depends on the introduction of new products, particularly engines that comply with emission requirements and sustainable smart farming technology, which require substantial expenditures; there is no certainty that we can develop the necessary technology or that the technology that we develop will be attractive to farmers or available at competitive prices.
•Our expansion plans in emerging markets, including establishing a greater manufacturing and marketing presence and growing our use of component suppliers, could entail significant risks.
•Our business increasingly is subject to regulations relating to privacy and data protection, and if we violate any of those regulations, or otherwise are the victim of a cyberattack, we could be subject to significant claims, penalties and damages.
•Attacks through ransomware and other means are rapidly increasing, and in May 2022 we learned that we had been subject to a cyberattack. We continue to review and improve our safeguards to minimize our exposure to future attacks. However, there always will be the potential of the risk that a cyberattack will be successful and will disrupt our business, either through shutting down our operations, destroying data, exfiltrating data or otherwise.
•We depend on suppliers for components, parts and raw materials for our products, and any failure by our suppliers to provide products as needed, or by us to promptly address supplier issues, will adversely impact our ability to timely and efficiently manufacture and sell products. Recently suppliers of several key parts and components have not been able to meet our demand and we have had to decrease our production levels. In addition, the potential of natural gas shortages in Europe, as well as predicted overall shortages in other energy sources, could also negatively impact our production and that of our supply chain in the future. It is unclear when these supply chain disruptions will be restored or what the ultimate impact on production, and consequently sales, will be.
•Any increase in COVID-19, or other future pandemics, could negatively impact our business through reduced sales, facilities closures, higher absentee rates, and reduced production at both our plants and the plants that supply us with parts and components. In addition, logistical and transportation-related issues and similar problems may also arise.
•We recently have experienced significant inflation in a range of costs, including for parts and components, shipping, and energy. While we have been able to pass along most of those costs through increased prices, there can be no assurance that we will be able to continue to do so. If we are not, it will adversely impact our performance.
•We face significant competition, and if we are unable to compete successfully against other agricultural equipment manufacturers, we would lose customers and our net sales and performance would decline.
•We have a substantial amount of indebtedness, and, as a result, we are subject to certain restrictive covenants and payment obligations that may adversely affect our ability to operate and expand our business.

    Further information concerning these and other factors is included in AGCO’s filings with the Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2022 and subsequent Form 10-Qs. AGCO disclaims any obligation to update any forward-looking statements except as required by law.

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About AGCO
    AGCO (NYSE:AGCO) is a global leader in the design, manufacture and distribution of agricultural machinery and precision ag technology. AGCO delivers customer value through its differentiated brand portfolio including core brands like Fendt®, GSI®, Massey Ferguson®, Precision Planting® and Valtra®. Powered by Fuse® smart farming solutions, AGCO’s full line of equipment and services help farmers sustainably feed our world. Founded in 1990 and headquartered in Duluth, Georgia, USA, AGCO had net sales of approximately $12.7 billion in 2022. For more information, visit www.AGCOcorp.com. For company news, information, and events, please follow us on X, formerly known as Twitter: @AGCOCorp. For financial news on X, please follow the hashtag #AGCOIR.

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Please visit our website at www.agcocorp.com

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited and in millions)

	September 30, 2023	December 31, 2022
ASSETS
Current Assets:
Cash, cash equivalents and restricted cash	$680.7	$789.5
Accounts and notes receivable, net	1,643.9	1,221.3
Inventories, net	3,726.0	3,189.7
Other current assets	624.5	538.8
Total current assets	6,675.1	5,739.3
Property, plant and equipment, net	1,750.4	1,591.2
Right-of-use lease assets	167.3	163.9
Investments in affiliates	512.2	436.9
Deferred tax assets	299.6	228.5
Other assets	315.2	268.7
Intangible assets, net	322.8	364.4
Goodwill	1,308.5	1,310.8
Total assets	$11,351.1	$10,103.7

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current portion of long-term debt	$79.9	$187.1
Short-term borrowings	25.9	8.9
Accounts payable	1,308.4	1,385.3
Accrued expenses	2,507.3	2,271.3
Other current liabilities	197.6	235.4
Total current liabilities	4,119.1	4,088.0
Long-term debt, less current portion and debt issuance costs	1,919.7	1,264.8
Operating lease liabilities	128.2	125.4
Pension and postretirement health care benefits	159.4	158.0
Deferred tax liabilities	112.5	112.0
Other noncurrent liabilities	556.6	472.9
Total liabilities	6,995.5	6,221.1

Stockholders’ Equity:
AGCO Corporation stockholders’ equity:
Common stock	0.7	0.7
Additional paid-in capital	46.0	30.2
Retained earnings	6,045.7	5,654.6
Accumulated other comprehensive loss	(1,736.9)	(1,803.1)
Total AGCO Corporation stockholders’ equity	4,355.5	3,882.4
Noncontrolling interests	0.1	0.2
Total stockholders’ equity	4,355.6	3,882.6
Total liabilities and stockholders’ equity	$11,351.1	$10,103.7
See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in millions, except per share data)

	Three Months Ended September 30,
	2023	2022
Net sales	$3,455.5	$3,121.6
Cost of goods sold	2,521.5	2,382.7
Gross profit	934.0	738.9
Selling, general and administrative expenses	353.6	287.5
Engineering expenses	139.6	104.7
Amortization of intangibles	14.4	14.7
Restructuring expenses	0.8	1.0
Bad debt expense	2.0	(1.1)
Income from operations	423.6	332.1
Interest expense, net	5.5	2.3
Other expense, net	84.2	33.1
Income before income taxes and equity in net earnings of affiliates	333.9	296.7
Income tax provision	75.3	74.2
Income before equity in net earnings of affiliates	258.6	222.5
Equity in net earnings of affiliates	21.9	15.4
Net income	280.5	237.9
Net loss attributable to noncontrolling interests	0.1	—
Net income attributable to AGCO Corporation and subsidiaries	$280.6	$237.9
Net income per common share attributable to AGCO Corporation and subsidiaries:
Basic	$3.75	$3.19
Diluted	$3.74	$3.18
Cash dividends declared and paid per common share	$0.29	$0.24
Weighted average number of common and common equivalent shares outstanding:
Basic	74.9	74.6
Diluted	75.0	74.9
See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in millions, except per share data)

	Nine Months Ended September 30,
	2023	2022
Net sales	$10,611.7	$8,752.5
Cost of goods sold	7,817.1	6,691.8
Gross profit	2,794.6	2,060.7
Selling, general and administrative expenses	1,033.2	861.1
Engineering expenses	398.0	312.1
Amortization of intangibles	43.3	45.4
Impairment charges	—	36.0
Restructuring expenses	8.3	4.4
Bad debt expense	4.5	2.1
Income from operations	1,307.3	799.6
Interest expense, net	11.8	8.6
Other expense, net	212.6	72.3
Income before income taxes and equity in net earnings of affiliates	1,082.9	718.7
Income tax provision	306.5	205.9
Income before equity in net earnings of affiliates	776.4	512.8
Equity in net earnings of affiliates	55.9	39.7
Net income	832.3	552.5
Net loss attributable to noncontrolling interests	0.1	14.9
Net income attributable to AGCO Corporation and subsidiaries	$832.4	$567.4
Net income per common share attributable to AGCO Corporation and subsidiaries:
Basic	$11.11	$7.60
Diluted	$11.10	$7.58
Cash dividends declared and paid per common share	$5.81	$5.16
Weighted average number of common and common equivalent shares outstanding:
Basic	74.9	74.6
Diluted	75.0	74.9
See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited and in millions)

	Nine Months Ended September 30,
	2023	2022
Cash flows from operating activities:
Net income	$832.3	$552.5
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	168.9	157.1
Amortization of intangibles	43.3	45.4
Stock compensation expense	37.5	25.4
Impairment charges	—	36.0
Equity in net earnings of affiliates, net of cash received	(53.0)	(39.1)
Deferred income tax (benefit) provision	(55.2)	5.7
Other	17.1	2.3
Changes in operating assets and liabilities:
Accounts and notes receivable, net	(481.6)	(302.2)
Inventories, net	(542.9)	(951.7)
Other current and noncurrent assets	(140.6)	(74.9)
Accounts payable	(56.1)	199.1
Accrued expenses	251.8	22.5
Other current and noncurrent liabilities	181.2	26.8
Total adjustments	(629.6)	(847.6)
Net cash provided by (used in) operating activities	202.7	(295.1)
Cash flows from investing activities:
Purchases of property, plant and equipment	(357.7)	(270.5)
Proceeds from sale of property, plant and equipment	5.2	2.5
Investments in unconsolidated affiliates	(21.3)	(1.6)
Purchase of businesses, net of cash acquired	(0.9)	(111.3)
Other	(4.0)	—
Net cash used in investing activities	(378.7)	(380.9)
Cash flows from financing activities:
Proceeds from indebtedness, net	577.0	887.7
Payment of dividends to stockholders	(435.8)	(386.4)
Payment of minimum tax withholdings on stock compensation	(20.5)	(20.0)
Distributions to noncontrolling interest	—	(11.5)
Payment of debt issuance costs	(9.5)	(0.2)
Net cash provided by financing activities	111.2	469.6
Effects of exchange rate changes on cash, cash equivalents and restricted cash	(44.0)	(75.7)
Decrease in cash, cash equivalents and restricted cash	(108.8)	(282.1)
Cash, cash equivalents and restricted cash, beginning of period	789.5	889.1
Cash, cash equivalents and restricted cash, end of period	$680.7	$607.0
See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited, in millions, except share amounts, per share data and employees)

1.    STOCK COMPENSATION EXPENSE
    The Company recorded stock compensation expense as follows (in millions):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Cost of goods sold	$0.4	$0.4	$1.4	$1.0
Selling, general and administrative expenses	9.8	7.4	36.1	24.4
Total stock compensation expense	$10.2	$7.8	$37.5	$25.4

2.    IMPAIRMENT CHARGES

    As a consequence of the conflict between Russia and Ukraine, during the three months ended March 31, 2022, the Company assessed the fair value of its gross assets related to its joint ventures in Russia for potential impairment and recorded certain asset impairment charges of approximately $36.0 million, reflected as “Impairment charges” in its Condensed Consolidated Statements of Operations, with an offsetting benefit of approximately $12.2 million included within “Net loss (income) attributable to noncontrolling interests.” The Company sold its interest in its Russian distribution joint venture during the three months ended December 31, 2022. In addition, during the three months ended March 31, 2022, the Company recorded a write-down of its investment in its Russian finance joint venture of approximately $4.8 million, reflected within “Equity in net earnings of affiliates” in its Condensed Consolidated Statements of Operations. The Russian finance joint venture was sold during the three months ended December 31, 2022.

3.     RESTRUCTURING EXPENSES
    In recent years, the Company announced and initiated several actions to rationalize employee headcount in various manufacturing facilities and administrative offices located in the U.S., Europe, South America, Africa and China, as well as the rationalization of its grain and protein business, in order to reduce costs in response to fluctuating global market demand. As of December 31, 2022, accrued severance and other costs related to such rationalizations was approximately $6.8 million. During the three and nine months ended September 30, 2023, the Company recorded an additional $0.8 million and $8.3 million, respectively, of severance and other related costs associated with these rationalizations and paid approximately $4.8 million and $7.5 million, respectively, of severance costs. The remaining $6.5 million of accrued severance and other related costs as of September 30, 2023, inclusive of approximately $1.1 million of negative foreign currency translation impacts, are expected to be paid primarily during the next 12 months.

4.    INDEBTEDNESS
    Long-term debt at September 30, 2023 and December 31, 2022 consisted of the following (in millions):

	September 30, 2023	December 31, 2022
Credit facility, expires 2027	$866.6	$200.0
1.002% Senior term loan due 2025	264.5	267.3
Senior term loans due between 2023 and 2028	232.8	341.6
0.800% Senior Notes Due 2028	634.9	641.5
Other long-term debt	3.9	5.1
Debt issuance costs	(3.1)	(3.6)
	1,999.6	1,451.9
Less:
Senior term loans due 2023, net of debt issuance costs	(77.7)	(184.9)
Current portion of other long-term debt	(2.2)	(2.2)
Total long-term indebtedness, less current portion	$1,919.7	$1,264.8
    As of September 30, 2023 and December 31, 2022, the Company had short-term borrowings due within one year of approximately $25.9 million and $8.9 million, respectively.

5.    INVENTORIES
    Inventories at September 30, 2023 and December 31, 2022 were as follows (in millions):

	September 30, 2023	December 31, 2022
Finished goods	$1,464.0	$994.9
Repair and replacement parts	807.9	750.1
Work in process	432.6	369.8
Raw materials	1,021.5	1,074.9
Inventories, net	$3,726.0	$3,189.7

6.    ACCOUNTS RECEIVABLE SALES AGREEMENTS
    The Company has accounts receivable sales agreements that permit the sale, on an ongoing basis, of a majority of its wholesale receivables in North America, Europe and Brazil to its U.S., Canadian, European and Brazilian finance joint ventures. During the nine months ended September 30, 2023 and September 30, 2022, the cash received from receivables sold under the U.S., Canadian, European and Brazilian accounts receivable sales agreements was approximately $2.1 billion and $1.2 billion, respectively.
    In addition, the Company sells certain trade receivables under factoring arrangements to other financial institutions around the world. During the nine months ended September 30, 2023 and September 30, 2022, the cash received from these arrangements was approximately $218.7 million and $170.8 million, respectively.
    Losses on sales of receivables associated with the accounts receivable sales agreements discussed above, reflected within “Other expense, net” in the Company’s Condensed Consolidated Statements of Operations, were approximately $40.5 million and $99.3 million during the three and nine months ended September 30, 2023, respectively. Losses on sales of receivables associated with the accounts receivable financing facilities discussed above, reflected within “Other expense, net” in the Company’s Condensed Consolidated Statements of Operations, were approximately $20.4 million and $38.5 million, respectively, during the three and nine ended September 30, 2022, respectively.
    The Company’s finance joint ventures in Europe, Brazil and Australia also provide wholesale financing directly to the Company’s dealers. As of September 30, 2023 and December 31, 2022, these finance joint ventures had approximately $139.4 million and $69.5 million, respectively, of outstanding accounts receivable associated with these arrangements.

7.    NET INCOME PER SHARE
    A reconciliation of net income attributable to AGCO Corporation and subsidiaries and weighted average common shares outstanding for purposes of calculating basic and diluted net income per share for the three and nine months ended September 30, 2023 and 2022 is as follows (in millions, except per share data):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Basic net income per share:
Net income attributable to AGCO Corporation and subsidiaries	$280.6	$237.9	$832.4	$567.4
Weighted average number of common shares outstanding	74.9	74.6	74.9	74.6
Basic net income per share attributable to AGCO Corporation and subsidiaries	$3.75	$3.19	$11.11	$7.60
Diluted net income per share:
Net income attributable to AGCO Corporation and subsidiaries	$280.6	$237.9	$832.4	$567.4
Weighted average number of common shares outstanding	74.9	74.6	74.9	74.6
Dilutive stock-settled appreciation rights, performance share awards and restricted stock units	0.1	0.3	0.1	0.3
Weighted average number of common shares and common share equivalents outstanding for purposes of computing diluted net income per share	75.0	74.9	75.0	74.9
Diluted net income per share attributable to AGCO Corporation and subsidiaries	$3.74	$3.18	$11.10	$7.58

8.    SEGMENT REPORTING
    The Company’s four reportable segments distribute a full range of agricultural equipment and related replacement parts. The Company evaluates segment performance primarily based on income from operations. Sales for each segment are based on the location of the third-party customer. The Company’s selling, general and administrative expenses and engineering expenses are generally charged to each segment based on the region and division where the expenses are incurred. As a result, the components of income from operations for one segment may not be comparable to another segment. Segment results for the three and nine months ended September 30, 2023 and 2022 are as follows (in millions):

Three Months Ended September 30,	North America	South America	Europe/Middle East	Asia/Pacific/Africa	Total Segments
2023
Net sales	$941.1	$719.8	$1,586.9	$207.7	$3,455.5
Income from operations	139.8	149.8	199.3	19.2	508.1

2022
Net sales	$910.5	$571.2	$1,390.1	$249.8	$3,121.6
Income from operations	112.7	107.5	142.1	33.0	395.3

Nine Months Ended September 30,	North America	South America	Europe/Middle East	Asia/Pacific/Africa	Total Segments
2023
Net sales	$2,861.0	$1,822.2	$5,281.5	$647.0	$10,611.7
Income from operations	378.8	370.7	733.9	58.2	1,541.6

2022
Net sales	$2,351.4	$1,446.8	$4,260.8	$693.5	$8,752.5
Income from operations	218.2	239.1	465.6	97.7	1,020.6

    A reconciliation from the segment information to the consolidated balances for income from operations is set forth below (in millions):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Segment income from operations	$508.1	$395.3	$1,541.6	$1,020.6
Impairment charges	—	—	—	(36.0)
Corporate expenses	(59.5)	(40.1)	(146.6)	(110.8)
Amortization of intangibles	(14.4)	(14.7)	(43.3)	(45.4)
Stock compensation expense	(9.8)	(7.4)	(36.1)	(24.4)
Restructuring expenses	(0.8)	(1.0)	(8.3)	(4.4)
Consolidated income from operations	$423.6	$332.1	$1,307.3	$799.6

RECONCILIATION OF NON-GAAP MEASURES
    This earnings release discloses adjusted income from operations, adjusted net income, adjusted net income per share, and net sales on a constant currency basis, each of which exclude amounts that are typically included in the most directly comparable measure calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). A reconciliation of each of those measures to the most directly comparable GAAP measure is included below.
    The following is a reconciliation of reported income from operations, net income and net income per share to adjusted income from operations, adjusted net income and adjusted net income per share for the three and nine months ended September 30, 2023 and 2022 (in millions, except per share data):

	Three Months Ended September 30,
	2023			2022
	Income From Operations(2)	Net Income(1)	Net Income Per Share(1)	Income From Operations(2)	Net Income(1)	Net Income Per Share(1)(2)
As reported	$423.6	$280.6	$3.74	$332.1	$237.9	$3.18
Restructuring expenses(3)	0.8	0.6	0.01	1.0	0.6	0.01
Transaction-related costs(4)	11.5	8.5	0.11	—	—	—
Divestiture-related foreign currency translation release(5)	—	8.2	0.11	—	—	—
As adjusted	$435.8	$297.9	$3.97	$333.0	$238.5	$3.18

(1)    Net income and net income per share amounts are after tax.
(2)    Rounding may impact summation of amounts.
(3)    The restructuring expenses recorded during the three months ended September 30, 2023 related primarily to severance and other related costs associated with the Company’s North American and Asian manufacturing operations. The restructuring expenses recorded during the three months ended September 30, 2022 related primarily to severance and other related costs associated with the Company’s South American manufacturing operations.
(4)    The transaction related costs recorded during the three months ended September 30, 2023 related to the Company’s planned acquisition of Trimble’s agriculture business through the formation of a joint venture with Trimble Inc.
(5)    During the three months ended September 30, 2023, the Company divested its interest in its Germany finance joint venture. Foreign currency translation impacts since inception of the Germany finance joint venture previously recognized within “Accumulated other comprehensive loss” were recorded within “Other expense, net” on the Company’s Condensed Consolidated Statements of Operations.

	Nine Months Ended September 30,
	2023			2022
	Income From Operations(2)	Net Income(1)	Net Income Per Share(1)(2)	Income From Operations	Net Income(1)(2)	Net Income Per Share(1)
As reported	$1,307.3	$832.4	$11.10	$799.6	$567.4	$7.58
Impairment of Russian joint ventures(3)	—	—	—	36.0	23.8	0.32
Restructuring expenses(4)	8.3	6.8	0.09	4.4	3.1	0.04
Brazilian tax amnesty program(5)	—	26.4	0.35	—	—	—
Gain on full acquisition of IAS joint venture(6)	—	—	—	—	(3.4)	(0.05)
Write-down of investment in Russian finance joint venture(7)	—	—	—	—	4.8	0.06
Transaction-related costs(8)	11.5	8.5	0.11	—	—	—
Divestiture-related foreign currency translation release(9)	—	8.2	0.11	—	—	—
As adjusted	$1,327.0	$882.3	$11.77	$840.0	$595.6	$7.95

(1)    Net income and net income per share amounts are after tax.
(2)    Rounding may impact summation of amounts.
(3)    During the nine months ended September 30, 2022, the Company recorded certain asset impairment charges related to its Russian joint ventures of approximately $36.0 million, reflected as “Impairment charges” in its Condensed Consolidated Statements of Operations, with an offsetting benefit of approximately $12.2 million included within “Net loss (income) attributable to noncontrolling interests.”
(4)    The restructuring expenses recorded during the nine months ended September 30, 2023 related primarily to severance and other related costs associated with the Company’s South American, North American, European, Africa and Asian manufacturing operations. The restructuring expenses recorded during the nine months ended September 30, 2022 related primarily to severance and other related costs associated with the Company’s U.S., European and South American manufacturing operations and various administrative offices.
(5)    During the nine months ended September 30, 2023, the Company applied for enrollment in the Brazilian government’s “Litigation Zero” tax amnesty program whereby cases being disputed at the administrative court level of review for a period of more than ten years can be considered for amnesty. The Company recorded its best estimate of the ultimate settlement under the amnesty program of approximately $26.4 million within “Income tax provision” during the nine months ended September 30, 2023, net of associated U.S. income tax credits.
(6)    During the nine months ended September 30, 2022, the Company acquired Appareo Systems, LLC (“Appareo”), which included the acquisition of the remaining 50% of its former 50% IAS joint venture with Appareo. The Company recorded a gain associated with this remaining 50% acquisition of approximately $3.4 million, which was reflected within “Other expense, net” in its Condensed Consolidated Statements of Operations.
(7)    During the nine months ended September 30, 2022, the Company recorded a write-down of its investment in its Russian finance joint venture of approximately $4.8 million, reflected within “Equity in net earnings of affiliates” in its Condensed Consolidated Statements of Operations.
(8)    The transaction related costs recorded during the nine months ended September 30, 2023 related to the Company’s planned acquisition of Trimble’s agriculture business through the formation of a joint venture with Trimble Inc.
(9)    During the nine months ended September 30, 2023, the Company divested its interest in its Germany finance joint venture. Foreign currency translation impacts since inception of the Germany finance joint venture previously recognized within “Accumulated other comprehensive loss” were recorded within “Other expense, net” on the Company’s Condensed Consolidated Statements of Operations.

    The following is a reconciliation of targeted net income per share to adjusted targeted net income per share for the full year ended December 31, 2023:

Net Income Per Share(1)(3)
As targeted	$15.08
Restructuring expenses	0.09
Brazilian tax amnesty program	0.35
Transaction-related costs	0.11
Divestiture-related foreign currency translation release	0.11
As adjusted targeted(2)	$15.75
(1)    Net income per share amount is after tax.
(2)    The above reconciliation adjustments to full year 2023 targeted net income per share are based upon restructuring expenses and the other adjustments incurred during the nine months ended September 30, 2023. Full year expenses or benefits could differ based on future restructuring activity as well as other activities.
(3)    Rounding may impact summation of amounts.

    The following table sets forth, for the three and nine months ended September 30, 2023 and 2022, the impact to net sales of currency translation by geographical segment (in millions, except percentages):

	Three Months Ended September 30,			Change due to currency translation
	2023	2022	% change from 2022	$	%
North America	$941.1	$910.5	3.4%	$3.2	0.4%
South America	719.8	571.2	26.0%	42.7	7.5%
Europe/Middle East	1,586.9	1,390.1	14.2%	68.1	4.9%
Asia/Pacific/Africa	207.7	249.8	(16.9)%	(4.0)	(1.6)%
	$3,455.5	$3,121.6	10.7%	$110.0	3.5%

	Nine Months Ended September 30,			Change due to currency translation
	2023	2022	% change from 2022	$	%
North America	$2,861.0	$2,351.4	21.7%	$(4.6)	(0.2)%
South America	1,822.2	1,446.8	25.9%	36.0	2.5%
Europe/Middle East	5,281.5	4,260.8	24.0%	(60.0)	(1.4)%
Asia/Pacific/Africa	647.0	693.5	(6.7)%	(30.3)	(4.4)%
	$10,611.7	$8,752.5	21.2%	$(58.9)	(0.7)%